EXHIBIT 99.(T3)(B18)

THE COMPANIES ACT 2014

CONSTITUTION

OF

FREYJA AVIATION FOUR IRELAND LIMITED

1.	The name of the company is Freyja Aviation Four Ireland Limited (the “Company”).

2.	The Company is a private company limited by shares, registered under Part 2 of the Companies Act 2014 (the “Act”).

3.	The liability of the members is limited.

4.	The share capital of the Company is €100,000 divided into 100,000 ordinary shares of €1.00 each.

5.	The “optional provisions” (as that term is defined by s. 54(1) of the Act) shall apply to the constitution of the Company save to the extent that they are dis-applied, modified supplemented by this constitution.

6.	SHARES

6.1.	The allotment of shares is hereby generally and unconditionally authorised without any limit or restriction as to the period of time during which they may be allotted.

6.2.	Section 69 (6) of the Act is hereby excluded in relation to all allotments of shares by the Company.

6.3.	The directors may, in their absolute discretion, and without assigning any reason therefor, decline to register any transfer of any share, whether or not it is a fully paid share. The restriction on the power to decline to register a transfer of shares in section 95 (1) (b) of the Act shall not apply.

6.3.1.	Notwithstanding anything contained in this Constitution, the Directors shall promptly register any transfer of shares and may not suspend registration thereof where such transfer:-

(i)	is to the bank, institution or other legal person to which such shares have been charged by way of security, whether as agent or trustee for a group of banks or institutions, or to any nominee or any transferee of such a bank or institution (a “Secured Institution”); or

(ii)	is delivered to the Company for registration by a Secured Institution or its nominee in order to register the Secured Institution as legal owner of the shares; or

(iii)	is executed by a Secured Institution or its nominee pursuant to the power of sale or other power under such security,

and furthermore, notwithstanding anything to the contrary contained in this Constitution or in any agreement or arrangement applicable to any shares in the Company, no transferor or proposed transferor of any such shares to a Secured Institution or its nominee and no Secured Institution or its nominee (each a “Relevant Person”), shall be subject to, or obliged to comply with, any rights of pre-emption contained in this Constitution or any such agreement or arrangement nor shall any Relevant Person be otherwise required to offer the shares which are or are to be the subject of any transfer as aforesaid to the shareholders for the time being of the Company or any of them, and no such shareholder shall have any right under the Constitution or otherwise howsoever to require such shares to be transferred to them whether for consideration or not. No resolution shall be proposed or passed the effect of which would be to delete or amend this regulation unless not less than 45 days' written notice thereof shall have been given to any such Secured Institution by the Company and section 95(1) of the Companies Act 2014 shall be modified accordingly.

6.3.2.	The Company shall not have a first and paramount lien on every share and Section 80 of the Act shall be modified accordingly.

6.4.	The Company:

6.4.1.	may give financial assistance for the purpose of an acquisition of any shares in the Company or, where the Company is a subsidiary, in its holding company;

6.4.2.	is authorised, for the purposes of section 105(4)(a) of the Act, to acquire its own shares; and

6.4.3.	shall not be required to select the shares to be purchased on a pro rata basis or in any particular manner as between the holders of the shares of the same class or as between the holders of shares of different classes.

7.	DIRECTORS

7.1.	In the case of a resolution to remove a director pursuant to section 146 of the Act, or to appoint a person in place of the director so removed at the meeting at which he or she is removed, the Company shall give its members notice of any such resolution in any manner which the directors deem appropriate.

7.2.	A director appointed to fill a casual vacancy or as an addition to the existing directors shall not be required to retire from office at the annual general meeting next following his appointment and section 144 (3) (c) of the Act shall not apply to the Company.

7.3.	A director may from time to time appoint any other director or any other person to be his alternate director without the approval of a majority of directors and section 165 (1) of the Act shall be modified accordingly.

7.4.	Directors may have multiple persons appointed as their alternate at any one time. Persons appointed as alternate directors may be appointed to different directors at any one time and section 165 (2) of the Act shall not apply to the Company.

7.5.	For the purposes of s. 228 (1) (d) of the Act, the reasonable personal use by a director of property of the Company and made available for use by the director in connection with the business or affairs of the Company shall be permitted, subject to any restrictions imposed by the Company under contract or otherwise.

7.6.	Subject to the provisions of the Act, every director, managing director, chief executive officer, secretary and other officer for the time being of the Company shall be indemnified against any liability incurred by him;

7.6.1.	In defending any proceedings, whether civil or criminal, in relation to his acts or omissions while acting in such office, in which judgment is given in his or her favour or in which he or she is acquitted; or

7.6.2.	In connection with any proceedings or application referred to in, or under, sections 233 and 234 of the Act in which relief is granted to him or her in court.

8.	NOTICES

8.1.	This constitution permits the service of notices, documents and any other communication on the members of the Company by electronic means and in accordance with the provisions contained in section 218 of the Act and section 218 (5) applies to the Company.

We, the several persons whose names and addresses are subscribed, wish to be formed into a company in pursuance of this constitution, and we agree to take the number of shares in the capital of the Company set opposite our respective names.

Names, Addresses and Descriptions of Subscribers	Number of Shares taken by each Subscriber.
Jetscape Commercial Jets Limited	100

Palm Grove House PO Box 438 Road Town Tortola BVI

Signature:

Total Shares taken 100

Dated: this 12 day of April 2016

Signatures in writing of the above subscribers, attested by witness as provided for below.

Witness to the above signatures:

signature:
Name:	Allison Hickey
Address:	1st Floor 118 Lower Baggot Street Dublin 2